Exhibit 10.1

Dated: 11 May 2022

GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED

(as the Company)

AND

LAI TAI YAN

(as the Consultant)

CHIEF FINANCIAL OFFICER

CONSULTING SERVICE AGREEMENT

THIS AGREEMENT is made on 11 May 2022

BETWEEN:

(1)	GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED, an exempted company with limited liability incorporated in the Cayman Islands on 15 February 2022 (company number: 387301), having its principal place of business at Unit 1809, Prosperity Place, 6 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong (the “Company”); and

(2)	LAI TAI YAN, (holder of Hong Kong ID Card number: G694963(A)) of Flat D, 7/F, No. 9 Nassau Street, Mei Foo Sun Chun, Kowloon (the “Consultant”).

WHEREAS:

A.	The Company is desirous of engaging the Consultant and the Consultant is desirous of being engaged by the Company to provide finance-related services to the Group (as defined below) and to act as the named Chief Financial Officer of the Company on the terms and conditions set out below.

NOW IT IS AGREED AS FOLLOWS:

1.	DEFINITION AND INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires:

“Articles”	articles of association of the Company, as may be amended from time to time

“bank business day”	a day (other than a Saturday, a Sunday or a public holiday in Hong Kong or any day where a “black” rainstorm warning or a tropical cyclone warning signal number 8 or above is in force in Hong Kong) on which the licensed banks are generally open for normal banking business in Hong Kong during its normal business hours

“Board”	the board of directors of the Company from time to time

“Commencement Date”	11 May 2022

“director(s)”	the director(s) of the Company from time to time

“Group”	the Company and its subsidiaries from time to time, and “member(s) of the Group” shall be construed accordingly

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

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“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Listing Rules”	any regulations and rules in the United States that govern the listing of the securities of the Company on the NASDAQ Stock Market as may from time to time be amended, modified or supplemented

“month(s)”	calendar month(s)

“PRC”	the People’s Republic of China, which for the purpose of this Agreement, excludes Hong Kong, Macau and Taiwan

“Service Fee”	the service fee payable by the Company to the Consultant pursuant to Clause 4.1 of this Agreement

“Term”	the period from the Commencement Date until its expiry or termination, and any renewed terms pursuant to Clauses 2 and 6 of this Agreement

“this Agreement”	this consulting service agreement between the Company and the Consultant, as may from time to time be amended, modified or supplemented pursuant to Clause 9.2 of this Agreement

“working day”	Monday to Saturday, a Saturday being reckoned as a half working day, in each case except where such day falls on a public or statutory holiday of Hong Kong

1.2	In this Agreement:

(a)	references to Clauses and Sub-clauses in this Agreement are respectively to clauses and sub-clauses of this Agreement;

(b)	references to any ordinance, regulation or other statutory provision includes reference to such ordinance, regulation or statutory provision as may be modified, consolidated or re-enacted from time to time, and shall, where the context so permits or requires, be construed as including reference to the corresponding provisions of any earlier legislation (whether repealed or not) directly or indirectly amended, consolidated, extended, or replaced thereby or re-enacted therein, which may be applicable to any relevant tax year or other period, and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant ordinance;

(c)	unless the context otherwise requires, words denoting a singular number include the plural and vice versa, words denoting one gender include both genders and the neuter and words denoting a person include a corporation, sole proprietorship, firm, joint venture or syndicate and, in each case, vice versa; and

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(d)	the rule known as ejusdem generis shall not apply, so that words and phrases in general terms following or followed by specific examples shall be construed in the widest possible sense and shall not be construed as limited or related to the examples given.

1.3	The headings in this Agreement are for ease of reference only and do not form part of this Agreement and shall not affect the interpretation or construction of this Agreement.

2.	ENGAGEMENT

2.1	The Company hereby engages the Consultant and the Consultant hereby accepts his engagement to provide finance-related services to the Group and acted as the named Chief Financial Officer of the Company with the major duties described in Clause 3 for a term of 1 year from the Commencement Date which shall be automatically renewed for successive periods of 1 year each commencing from the day immediately after the expiry of the then current term, unless terminated earlier pursuant to Clause 6 of this Agreement (subject to the requirements of the Listing Rules). Unless otherwise agreed between the Company and the Consultant, the same terms as set out in this Agreement shall apply to any renewed terms of appointment of the Consultant, save as to the Service Fee, the applicable amount of which shall be such as may be prevailing in the immediately preceding term of this Agreement.

2.2	The Consultant represents and warrants that he has full authority, power and capacity to enter into this Agreement and duly perform all of his obligations hereunder, and he is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits him from entering into this Agreement or from performing all of his obligations and duties hereunder and he is not aware of any reason which may render him unsuitable to act as the named Chief Financial Officer of the Company as at the date of this Agreement.

3.	DUTIES

3.1	The Consultant hereby undertakes with the Company that, during the continuance of this Agreement he shall use his best endeavours to carry out his duties under this Agreement.

3.2	Without prejudice to the generality of Clause 3.1, the Consultant shall, during the Term:

(a)	provide finance-related advice and all necessary finance-related services to the Group;

(b)	manage and oversee the finance of the Group periodically;

(c)	act as the named Chief Financial Officer of the Group;

(d)	devote a reasonable part of his time, attention and abilities during normal business hours and such additional hours as may reasonably be required to perform the duties normally associated with such position and as determined by the Company in its sole discretion;

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(e)	perform such other duties and exercise such other powers which the Board may from time to time properly assign to him in his capacity as the Chief Financial Officer of the Company;

(f)	avoid actual and potential conflicts of interest and duty;

(g)	disclose fully and fairly his interests in contracts with the Company and comply with the stipulations of the Articles, the Listing Rules and other relevant laws and regulations; and

(h)	apply such degree of skill, care and diligence as may reasonably be expected of a person of his knowledge and experience and holding his office within the Company.

4.	REMUNERATION AND EXPENSES

4.1	In consideration of the performance by the Consultant of his duties herein contained, the Company shall during the Term pay or procure its subsidiaries to pay to the Consultant a Service Fee at the rate of HK$10,000 for each month of the Term on a twelve-month basis (subject to annual review and excluding any discretionary bonus) in compliance with the provisions of the Articles for the time being in force.

4.2	The Service Fee shall be payable on the last working day of every month during the Term or, if that day is not a bank business day, on the immediately preceding bank business day. Such payment date may be varied by the Company from time to time but the Service Fee for a particular month shall not be paid later than the last day of that month in any event.

4.3	The amount of the Service Fee will be reviewed by the remuneration committee of the Company (the “Remuneration Committee”). Any adjustment of Service Fee of the Consultant must be recommended by the Remuneration Committee and approved by a majority in number of the members of the Board. Any increase in Service Fee shall, unless specified by the Board, become effective for all periods after January of the year in which it is notified to the Consultant.

4.4	The Company shall reimburse the Consultant of all reasonable out-of-pocket expenses properly incurred by the Consultant in connection with the performance of the duties of the Consultant under this Agreement, in each case, subject to such expenses being evidenced and vouched for in such manner as the Board may reasonably require.

4.5	The following arrangements shall apply whenever the Consultant is required to travel outside Hong Kong in the performance of his duties under this Agreement:

(a)	ordinary class travel tickets shall be provided to the Consultant for all cross-border travels;

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(b)	full reimbursement shall be made to the Consultant for meal expenses reasonably incurred by him;

(c)	full reimbursement shall be made to the Consultant for all travelling expenses reasonably incurred by him; and

(d)	accommodation at international class hotels shall be provided to the Consultant,

and if ordinary class travel or international class hotel accommodation is unavailable to or at the city to which the Consultant is required to travel, the business class of travel and accommodation available shall be provided to the Consultant.

5.	CONFIDENTIALITY

The Consultant shall not, either at any time during or after the Term, use, divulge or communicate to or cause or enable any third party (other than any officer or employee of any member of the Group whose province is to know the same) to become aware of or use, take away, conceal, destroy or retain for his own or some other person’s advantage or to the detriment of any member of the Group any secret, confidential or other document and information (whether marked as confidential or not), including but not limited to any of the intellectual property, technological knowhow or information used or applied or which may be used or applied by the Group in relation to its business or potential business or which the Group has obtained from any third party on terms that restrict its disclosure or use, other confidential technical information, any of the trade secrets, client list, accounts, financial or trading information or other confidential or personal information which the Consultant may receive or obtain in relation to the business, finances, dealings or affairs of any member of the Group or any principal, joint venture partner, contracting party or client of the Group including any information regarding the products, services, research program, projects or other technical data, knowhow or specifications, whether in human or machine readable form and whether stored electronically or otherwise, or the finances, proposals, contractual arrangements, principals, joint venture partners, contracting parties, clients, employees or agents of any member of the Group, provided that the provisions of this Clause shall not apply to any information or material which is in the public domain other than as a result of any unauthorized disclosure. This Clause shall survive notwithstanding termination of this Agreement.

6.	TERMINATION

6.1	The Company may forthwith terminate the appointment of the Consultant under this Agreement prior to the expiry of the Term by service of a notice in writing to such effect to the Consultant if:

(a)	the Consultant is or shall be guilty of any dishonesty, gross misconduct, willful or serious default or gross negligence in the discharge of duties or shall commit any continued material breach of the terms of this Agreement after written warning (other than a breach capable of remedy which is remedied by the Consultant to the satisfaction of the Board within 30 days upon his being called upon to do so in writing by the Board);

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(b)	the Consultant is or shall be guilty of conduct likely to bring himself or any member of the Group into disrepute;

(c)	the Consultant is or shall become a lunatic or of unsound mind or a patient for any purpose of any statute relating to mental health;

(d)	the Consultant is or shall become permanently incapacitated by illness or other like causes so as to prevent the Consultant from performing his duties and obligations hereunder;

(e)	the Consultant is or will be convicted of any offence which in the reasonable opinion of the Board will seriously prejudice the performance of his duties hereunder, or in any way detrimental to the interests of the Company or any member of the Group, or be identified as an insider dealer under any statutory enactment or regulations relating to insider dealing in force from time to time; or

(f)	the Consultant persistently without cause refuses to carry out any reasonable and lawful order given to him by the Board during the term of his appointment hereunder or persistently fail to attend to his duties hereunder.

6.2	The Consultant shall have no claim against the Company for damages or otherwise by reason of termination under Clause 6.1 and no delay or forbearance by the Company in exercising any such right of termination shall constitute a waiver of that right.

6.3	Either party may terminate this Agreement for reasons other than those stated in Clause 6.1 by providing 30 days’ prior notice in writing to the other party.

7.	EFFECT OF TERMINATION AND EXPIRY

7.1	All information, documents, records, correspondence, client lists, accounts, statistics, drawings, equipment or other property relating to the businesses or affairs of any member of the Group (including all those items referred to in Clause 5) kept in the possession or under the control of the Consultant and all copies thereof or extracts therefrom made by or on behalf of the Consultant shall be and remain the property of the relevant member of the Group and shall be delivered to the Company within 7 days upon the expiry of the Term or its sooner determination.

7.2	Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the expiry of the Term or its sooner determination.

8.	INDEMNITY

8.1	The Company agrees to indemnify and hold harmless the Consultant on written demand from and against any and all reasonable losses, claims, damages, liabilities, and expenses, including without limitation, any proceedings brought against the Consultant, arising from the performance of his duties pursuant to or his appointment under this Agreement (the “Losses”), so far as permitted by law, except in any case where the matter in respect of which indemnification sought under this Clause was caused by, whether directly or indirectly, any fraud, dishonesty, negligence, gross misconduct, willful or serious default or neglect of the Consultant and/or any authorized representative acting on behalf of the Consultant.

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8.2	The Company shall if so required by the Consultant during the Term take out and maintain for the benefit of the Consultant an insurance policy against the Consultant’s liability for such an amount and on such terms as the parties may reasonably agree.

9.	ENTIRE AGREEMENT

9.1	This Agreement embodies all the terms and provisions of and relating to the appointment of the Consultant by the Company.

9.2	The terms of this Agreement may only be modified or amended in writing by the parties hereto or their duly authorized agents.

10.	PRIOR AGREEMENTS

This Agreement is in substitution for and shall supersede all former and existing agreements or arrangements made orally or in writing for the appointment of the Consultant by any member of the Group, which shall be deemed to have been cancelled with effect from the date of this Agreement and no party shall have any claim in respect of any such superseded agreements or arrangements.

11.	SERVICE OF NOTICE

11.1	Any notice, claim, demand, court process or other communication under this Agreement (collectively “communication” in this Clause 11) shall be in the English language or the Chinese language (if there is any discrepancy in the interpretation of the English, or Chinese versions, the English version prevails) and may be served or given personally or sent to the address or facsimile numbers (if any) stated after the relevant party’s name at the beginning of this Agreement or to such other address or facsimile numbers as may from time to time be notified in writing by one party to the other with specific reference to this Agreement, by the following means and the addressee of such communication shall be deemed to have received the same within the time stated adjacent to the relevant means of dispatch:

Means of dispatch	Time of deemed receipt

Local mail or courier	24 hours
Facsimile	on dispatch
Air courier/Speedpost	3 days
Airmail	5 days

11.2	A communication served in accordance with Clause 11.1 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or dispatched to the addressee’s address or that the communication was properly transmitted by facsimile to the addressee. In the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a satisfactory report of transmission printed out by the sending machine.

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11.3	Nothing in this Clause 11 shall preclude the service of communication or the proof of such service by any mode permitted by law.

12.	ASSIGNMENT

None of the rights, benefits or duties of the Company or the Consultant under this Agreement may be assigned, transferred, sub-contracted or delegated.

13.	NO EMPLOYMENT RELATIONSHIP

Notwithstanding any provision of this Agreement to the contrary, the Company and the Consultant agreed that this Agreement is not intended to and shall not be construed to create an employment relationship between the Company and the Consultant. This Agreement shall constitute a contract for services between the Company and the Consultant upon its execution.

14.	SEVERABILITY

Any provision of this Agreement which is prohibited by or unlawful or unenforceable under any applicable law actually applied by any court of competent jurisdiction shall, to the extent required by such law, be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties to the full extent permitted by such law to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.

15.	PROPER LAW AND JURISDUCTION

This Agreement shall in all respects be interpreted and construed in accordance with and governed by the laws of Hong Kong and each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Hong Kong courts and waives all defenses to any action arising hereunder brought in the courts of Hong Kong on the ground that such action is brought in an inconvenient forum.

16.	CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE

Notwithstanding any other provisions of this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any provisions of this Agreement.

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IN WITNESS whereof the parties hereto entered into this Agreement the day and year first above written.

THE COMPANY	)
SIGNED for and on behalf of	)
GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED	)
by CHAN KAM BIU RICHARD	)
its director,	)
in the presence of:	)

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THE CONSULTANT	)
SIGNED by LAI TAI YAN	)
(HKID no.: G694963(A)))
in the presence of:	)

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